Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form F-3ASR No. 333-282473) of Flex LNG Ltd., and
(2)Registration Statement (Form S-8 No. 333-275460) pertaining to the Flex LNG Ltd. Share Option Scheme of Flex LNG Ltd.;

of our reports dated February 27, 2026, with respect to the consolidated financial statements of Flex LNG Ltd. and the effectiveness of internal control over financial reporting of Flex LNG Ltd. included in this Annual Report Form (Form 20-F) of Flex LNG Ltd. for the year ended December 31, 2025.
/s/ Ernst & Young AS
Oslo, Norway
February 27, 2026